U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES
                      EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):    October  20,
1996


                      ADOLPH COORS COMPANY
     (Exact name of registrant as specified in its charter)


           COLORADO                       0-8251
84-0178360
(State or other jurisdiction of    (Commission File No.)
(I.R.S. Employer
 incorporation or organization)
Identification No.)


            Golden, Colorado
80401
(Address of principal executive offices)
(Zip Code)


                                  303-279-6565
              (Registrant's telephone number, including area code)


                         Not applicable

     (Former name or address, if changed since last report)

                     PART II.  OTHER INFORMATION

Item 5.  Other Events


On October 20, 1996 Adolph Coors Company issued a news release announcing an arbitration panel's October 18, 1996, ruling in the first phase of the legal proceedings against Molson Breweries and related parties, collectively referred to as Molson. The news release also disclosed the Company's expected range of third-quarter financial results.

The three-member arbitration panel in Toronto ruled that Molson breached its licensing agreement with Coors by allowing Miller Brewing Company to acquire a 20 percent equity interest in Molson without Coors' consent. The ruling returns all Canadian rights to Coors products to Coors and requires Molson to pay Coors all of Molson's profits derived from the sale of Coors products since April 2, 1993. Damages will be determined in the next phase of the arbitration, and Coors believes that the amount is significant. The long-term financial effect of the portion of the ruling that terminates the existing licensing agreement cannot be assessed until decisions are made about how Coors will proceed in Canada, but the Company believes that its future opportunities in Canada could provide significantly better financial returns than were available under the terminated licensing agreement with Molson. The panel also ruled that Coors was entitled to underpaid royalties. Molson made a cash payment to Coors of $5.7 million (net of $600,000 of tax withholdings) during 1996 to cover a portion of the unpaid royalties plus interest sought by Coors. In its subsequent financial reports, Coors disclosed the payment but did not record it as income pending a ruling from the arbitration panel. The panel agreed that Coors had been underpaid, and the royalty and interest income will now be recorded in the third quarter that ended Sept. 29, 1996.

The next phase of the arbitration process, which will determine the full amount of monetary damages due Coors, could begin in early 1997. The Company's October 20, 1996 news release is attached hereto as Exhibit 1.


Item 7.  Financial Statements and Exhibits

    (c)  Exhibits

          1.   News Release of Adolph Coors Company dated October
20, 1996.
Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  ADOLPH COORS COMPANY




                                  By /s/ M. Caroline Turner

                                  M. Caroline Turner
                                  Vice President and
                                  Assistant Secretary


October 24, 1996